Exhibit 99.1

Investor Contact: Michael Greiner
Avanos Medical, Inc.
Investor.Relations@avanos.com

Media Contact: Katrine Kubis
Avanos Medical, Inc.
CorporateCommunications@avanos.com

Avanos Medical, Inc. Appoints Sig Delgado as Senior Vice President, Integrated Supply Chain
ALPHARETTA, Ga., May 13, 2024 / PRNewswire / -- Avanos Medical, Inc. (NYSE: AVNS) today announced that Sigfrido (Sig) Delgado has been appointed senior vice president, integrated supply chain. In this role, Delgado will lead the teams focused on implementing continuous improvements within the Company’s end-to-end supply chain capabilities worldwide.

Delgado joins Avanos from Jabil Healthcare, the industry’s largest global provider of healthcare manufacturing solutions, where he most recently served as vice president of its global medical technology business. His background includes more than 20 years in manufacturing, supply chain and operations within the medical device industry, including engineering and leadership roles at J&J, Ethicon and Cordis Corp.

“Executing on a robust sales, inventory and operations planning strategy is a key part of Avanos’ transformation process,” stated Joe Woody, chief executive officer. “Sig’s deep experience within the medical device industry will be critical to helping us achieve our goals and continue building upon the strong foundation we’ve established in this area.”

Delgado earned a bachelor’s degree in mechanical engineering from Massachusetts Institute of Technology and a master’s degree in engineering management from Florida International University. He is a certified Six Sigma Black Belt and is fluent in Spanish.
About Avanos Medical, Inc.
Avanos Medical (NYSE: AVNS) is a medical technology company focused on delivering clinically superior medical device solutions that will help patients get back to the things that matter. Headquartered in Alpharetta, Georgia, Avanos is committed to addressing some of today’s most important healthcare needs, including providing a vital lifeline for nutrition to patients from hospital to home, and reducing the use of opioids while helping patients move from surgery to recovery. Avanos develops, manufactures and markets its recognized brands globally and holds leading market positions in multiple product categories. For more information, visit www.avanos.com and follow Avanos Medical on X (@AvanosMedical), LinkedIn and Facebook.

SOURCE Avanos Medical, Inc.

Exhibit 99.1
For further information: Investor Contact: Michael Greiner, Avanos Medical, Inc., Investor.Relations@Avanos.com; Media Contact: Katrine Kubis, Avanos Medical, Inc., CorporateCommunications@Avanos.com